Exhibit 99.1

                  HOME FEDERAL BANCORP ANNOUNCES 2006 EARNINGS

    COLUMBUS, Ind., Jan. 23 /PRNewswire-FirstCall/ -- Home Federal Bancorp (the "Company") (Nasdaq: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced 2006 annual earnings of $6,441,000 or $1.70 diluted earnings per common share compared to $6,102,000 or $1.53 diluted earnings per common share a year earlier. Net income for the year increased $339,000 or 5.6% while diluted earnings per share increased $0.17 or 11.1%. For comparative purposes, net income for 2006 includes a pre- tax gain on the sale of the mortgage servicing portfolio of $1,957,000 recorded in the fourth quarter as well as a pre-tax loss on the sale of securities of $1,956,000 recorded in the third quarter. Earnings growth for the year has been driven primarily by fee income growth, particularly increases in deposit fees. Total loans increased $66.8 million for the year while retail deposits increased $84.5 million for the year. The Company had fourth quarter earnings of $3,036,000 or $0.81 diluted earnings per common share. The Company's net income for the fourth quarter included a pre-tax gain of $1,957,000 resulting from the sale of its mortgage servicing portfolio and the related mortgage servicing rights. Excluding the impact of the gain on the sale of the mortgage servicing portfolio, fourth quarter earnings would have been $1,674,000 or $0.45 diluted earnings per common share. This compared to earnings of $1,692,000, or $0.43 diluted earnings per common share, a year earlier. Chairman and CEO John Keach, Jr. stated, "It was an exceptional year from a balance sheet perspective. We made key investments in personnel in the Indianapolis market to position HomeFederal for growth in the future. Our established markets in southeast Indiana really stepped up during the year with excellent deposit growth." Executive Vice President and CFO Mark Gorski added, "We attained internal loan and deposit growth of 11% and 14% respectively during a time when many of our peers were struggling to grow."

    Balance Sheet

    Total assets were $904.5 million as of December 31, 2006, an increase of $53.7 million from December 31, 2005. Total loans increased $66.8 million or 11% for the year. Commercial and commercial real estate loans increased $66.2 million or 21% for the year. The growth in commercial and commercial real estate loans was driven by growth from the Indianapolis market -- commercial and commercial real estate loans in Indianapolis increased $77 million during the last eight months of 2006. The growth in the Indianapolis market was driven by hiring two senior commercial lenders in the Indianapolis market in May and one commercial lender during the third quarter. In addition, home equity and second mortgage loan balances grew $14.8 million or 17% during the year. Residential mortgage balances decreased $12.8 million for the year as the Company began selling substantially all mortgage originations beginning in the third quarter.

    Total investment securities decreased $66.5 million for the year. During the third quarter, the Company sold $65.5 million of investment securities. A portion of the proceeds from the sale of investment securities was used to pay off $25 million in Federal Home Loan Bank advances. The remaining proceeds along with excess cash balances are being held in a money market account with the Federal Home Loan Bank. The total balance in the account was $66.3 million at year-end. It is anticipated that these funds will be needed to fund future loan growth and to pay down higher cost wholesale funding sources as they mature.

    Total retail deposits increased $84.5 million or 14% for the year. The increase for the year in retail deposits is comprised of interest bearing transaction and money market accounts which increased $45.0 million, consumer certificates of deposit which increased $31.0 million and non-interest bearing checking accounts which increased $8.5 million. The increase in interest bearing transaction accounts during the year was primarily the result of an increase in public fund checking account balances due to a substantial new relationship. Advances with the Federal Home Loan Bank decreased $18.0 million for the year and public fund certificates decreased $12.5 million for the year. These wholesale funding sources were replaced by lower cost retail deposits.

    As of December 31, 2006, shareholders' equity was $71.3 million. The return on average assets for the current year was 0.75% while the return on average equity was 9.00%.

    Net Interest Income

    Net interest income increased $434,000 or 6.9% to $6,739,000 for the fourth quarter and increased $552,000 or 2.2% to $25,711,000 for the year. Net interest margin increased 6 basis points to 3.34% for the quarter and increased 7 basis points to 3.29% for the year. The Company's net interest margin had increased during the first and second quarters in spite of the rising interest rate environment due primarily to shifting the mix of interest bearing liabilities. However, the continued rising rate environment along with the inverted yield curve resulted in a slight decline in the net interest margin during the third quarter. The sale of investment securities had a positive impact on net interest margin during the fourth quarter. The net interest margin increased 11 basis points in the fourth quarter as compared to the third quarter of 2006.

    Asset Quality

    Provision for loan losses was $317,000 for the fourth quarter and $850,000 for the year. Non-performing assets to total assets decreased to 0.46% at December 31, 2006 from 0.54% at December 31, 2005. Non-performing loans to total gross loans decreased to 0.54% at December 31, 2006 from 0.70% at December 31, 2005. As a result of loan growth during the year, the ratio of the allowance for loan losses to total loans decreased to 0.95% at December 31, 2006 compared to 1.09% at December 31, 2005. In addition, the allowance for loan losses to non-performing loans was 176% at December 31, 2006 compared to 156% at December 31, 2005.

    Other Income

    Other income, excluding the gain on sale of the mortgage servicing portfolio in the fourth quarter and the loss on sale of investment securities in the third quarter, increased $177,000 or 6.0% for the quarter and increased $1,079,000 or 9.6% for the year. The increase in other income for the quarter was due primarily to increases in deposit fees partially offset by a decrease in loan servicing income. Total deposit fees increased $508,000 or 44.8% for the quarter due to the implementation of an enhanced overdraft privilege product along with an increased number of deposit accounts. This increase for the quarter was partially offset by a decrease of $222,000 in loan servicing income. During the fourth quarter of 2005, the Company recorded a recovery of $189,000 of an impairment reserve established in prior years. The increase in other income for the year was due to a variety of factors. Total deposit fees increased $1,761,000 or 40.4% for the year due to the enhanced overdraft privilege product. Investment advisory fees increased $238,000 or 21.2% for the year due to increased production in established markets along with brokerage production from a book of business acquired in the Greenwood, Indiana market during the fourth quarter of 2005. The increases listed above were partially offset by a decrease in miscellaneous income. Miscellaneous income decreased $689,000 for the year primarily due to a decrease of $473,000 in joint venture partnership income. The Company has historically been involved in a limited number of real estate joint venture partnerships and the revenue has decreased as the Company winds down the remaining partnerships. The Company divested of the three remaining real estate joint venture partnerships during the fourth quarter of 2006.

    Other Expenses

    Other expenses increased $669,000 or 10.1% for the quarter and increased $1,403,000 or 5.3% for the year. Compensation and employee benefits expense increased $470,000 or 12.7% for the quarter and $1,398,000 or 9.6% for the year due primarily to additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional commission costs associated with increased investment advisory service fees and normal annual salary increases. This increase was partially offset by an adjustment in the third quarter due to a change in the Company's vacation policy resulting in a $260,000 decrease in the vacation accrual. Total other operating expenses excluding compensation and employee benefits expense, have increased $199,000 for the quarter and $5,000 for the year. The increase for the quarter was a result of approximately $160,000 of expenses associated with the sale of the mortgage servicing portfolio.

    Stock Repurchase Programs

    In April 2006, the Board of Directors approved the tenth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 187,927 such shares. The Company repurchased the remaining 25,664 shares available under this plan during the fourth quarter.

    In October 2006, the Board of Directors approved the eleventh repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 183,417 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company repurchased 49,236 shares under this plan during the fourth quarter. The Company had 134,181 shares remaining to be repurchased under this plan at December 31, 2006.

    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

                                                           December 31,     December 31,
                                                              2006             2005
                                                          -------------    -------------
Assets:
Cash and due from banks                                   $     106,063    $      53,736
Securities available for sale
 at fair value (amortized cost
 $57,421 and $126,146)                                           56,887          123,351
Securities held to maturity
 (fair value $1,628 and $1,793)                                   1,635            1,806
Loans held for sale
 (fair value $7,055 and $4,859)                                   6,925            4,795
Portfolio loans and leases:
  Commercial loans                                              151,781          105,825
  Commercial mortgage loans                                     227,433          207,144
  Residential mortgage loans                                    166,003          178,752
  Second & Home equity loans                                    102,713           87,893
  Other consumer loans                                           34,483           36,126
  Unearned income                                                  (153)            (299)
                                                          -------------    -------------
Total portfolio loans                                           682,260          615,441
Allowance for loan and lease losses                              (6,598)          (6,753)
                                                          -------------    -------------
Total portfolio loans and leases, net                           675,662          608,688

Bank premises and equipment                                      17,232           17,781
Accrued interest receivable                                       4,679            3,942
Goodwill                                                          1,695            1,695
Servicing rights                                                      -            2,725
Other assets                                                     33,689           32,267
                                                          -------------    -------------
 TOTAL ASSETS                                             $     904,467    $     850,786
                                                          =============    =============

Liabilities:
Deposits:
  Demand                                                  $      72,804    $      64,269
  Interest checking                                             129,025           82,991
  Savings                                                        41,710           46,014
  Money market                                                  165,605          162,350
  Certificates                                                  293,914          262,888
                                                          -------------    -------------
Retail deposits                                                 703,058          618,512
                                                          -------------    -------------
  Brokered deposits                                              22,357           22,557
  Public fund certificates                                        1,744           14,245
                                                          -------------    -------------
 Wholesale deposits                                              24,101           36,802
                                                          -------------    -------------
Total deposits                                                  727,159          655,314
                                                          -------------    -------------

FHLB Borrowings                                                  68,667           86,633
Short term borrowings                                                 -              166
Long term debt                                                        -           14,242
Junior subordinated debt                                         15,464                -
Accrued taxes, interest and expense                               4,462            2,084
Other liabilities                                                17,434           19,309
                                                          -------------    -------------
  Total liabilities                                             833,186          777,748
                                                          -------------    -------------

Commitments and Contingencies

Shareholders' equity:
 No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: None
 No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,610,218 and 3,815,657                  17,081           15,152
 Retained earnings, restricted                                   55,137           59,723
 Accumulated other comprehensive
  income/(loss), net of taxes                                      (937)          (1,837)
                                                          -------------    -------------

  Total shareholders' equity                                     71,281           73,038
                                                          -------------    -------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $     904,467    $     850,786
                                                          =============    =============

HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)
(unaudited)

                                   Three Months Ended                  Year to Date
                                     December 31,                      December 31,
                            -------------------------------   --------------------------------
                                 2006             2005             2006              2005
                            --------------   --------------   --------------    --------------
Interest income:
Short term investments      $          656   $          163   $        1,163    $          714
Securities                             718            1,182            4,246             4,652
Commercial loans                     3,392            1,876           10,341             7,010
Commercial mortgage
 loans                               3,924            3,431           14,312            13,510
Residential mortgages                2,754            2,696           10,939            10,776
Second and home equity
 loans                               1,907            1,541            7,021             5,656
Other consumer loans                   690              668            2,659             2,658
                            --------------   --------------   --------------    --------------
Total interest income               14,041           11,557           50,681            44,976
                            --------------   --------------   --------------    --------------

Interest expense:
Checking and savings
 accounts                              710              163            1,592               543
Money market accounts                1,454              969            4,982             2,437
Certificates of deposit              3,260            2,252           11,343             8,081
                            --------------   --------------   --------------    --------------
 Total interest on
  retail deposits                    5,424            3,384           17,917            11,061
                            --------------   --------------   --------------    --------------

Brokered deposits                      282              284            1,118             1,326
Public funds                            58              170              344               878
                            --------------   --------------   --------------    --------------
 Total interest on
  wholesale deposits                   340              454            1,462             2,204
                            --------------   --------------   --------------    --------------
 Total interest on
  deposits                           5,764            3,838           19,379            13,265
                            --------------   --------------   --------------    --------------

FHLB borrowings                        933            1,192            4,284             5,743
Other borrowings                         -                -                5                 1
Long term debt                           -              222              650               808
Junior subordinated debt               605                -              652                 -
                            --------------   --------------   --------------    --------------
Total interest expense               7,302            5,252           24,970            19,817
                            --------------   --------------   --------------    --------------

Net interest income                  6,739            6,305           25,711            25,159
Provision for loan
 losses                                317              219              850               808
                            --------------   --------------   --------------    --------------
Net interest income
 after provision for
 loan losses                         6,422            6,086           24,861            24,351
                            --------------   --------------   --------------    --------------

Other income:
 Gain on sale of loans                 365              392            1,430             1,540
 Gain (loss) on sale of
  securities                             -                -           (1,956)                -
 Gain on sale of
  mortgage servicing                 1,957                -            1,957                 -
 Investment advisory
  services                             330              327            1,363             1,125
 Service fees on
  deposit accounts                   1,643            1,135            6,124             4,363
 Loan servicing income,
  net of impairments                   221              443            1,233             1,354
 Miscellaneous                         575              660            2,152             2,841
                            --------------   --------------   --------------    --------------
Total other income                   5,091            2,957           12,303            11,223
                            --------------   --------------   --------------    --------------

Other expenses:
 Compensation and
  employee benefits                  4,170            3,700           15,900            14,502
 Occupancy and equipment             1,001              963            3,908             3,679
 Service bureau expense                375              408            1,506             2,017
 Marketing                             178              234            1,268             1,110
 Miscellaneous                       1,540            1,290            5,324             5,195
                            --------------   --------------   --------------    --------------
Total other expenses                 7,264            6,595           27,906            26,503
                            --------------   --------------   --------------    --------------

Income before income
 taxes                               4,249            2,448            9,258             9,071
Income tax provision                 1,213              756            2,817             2,969
                            --------------   --------------   --------------    --------------
Net Income                  $        3,036   $        1,692   $        6,441    $        6,102
                            ==============   ==============   ==============    ==============

Basic earnings per
 common share               $         0.83   $         0.44   $         1.74    $         1.57
Diluted earnings per
 common share               $         0.81   $         0.43   $         1.70    $         1.53
Basic weighted average
 number of shares                3,642,868        3,813,493        3,707,325         3,897,501
Dilutive weighted
 average number of
 shares                          3,728,933        3,901,628        3,788,556         3,993,055
Dividends per share         $        0.200   $        0.188   $        0.788    $        0.750

Supplemental Data:
(unaudited)

                              Three Months Ended            Year to Date
                                 December 31,               December 31,
                            -----------------------   ------------------------
                               2006         2005         2006          2005
                            ----------   ----------   ----------    ----------
Weighted average
 interest rate
 earned on total
 interest-earning
 assets                           6.96%        6.01%        6.49%         5.76%
Weighted average
 cost of total
 interest-bearing
 liabilities                      3.67%        2.76%        3.25%         2.57%
Interest rate
 spread during
 period                           3.28%        3.25%        3.24%         3.19%

Net interest margin
 (net interest
 income divided by
 average interest-
 earning assets on
 annualized basis)                3.34%        3.28%        3.29%         3.22%
Total interest
 income divided
 by average total
 assets (on
 annualized basis)                6.34%        5.47%        5.88%         5.24%
Total interest
 expense divided by
 average total assets
 (on annualized basis)            3.27%        2.46%        2.90%         2.31%
Net interest income
 divided by average
 total assets (on
 annualized basis)                3.04%        2.98%        2.98%         2.93%

Return on assets
 (net income divided
 by average total
 assets on
 annualized basis)                1.37%        0.80%        0.75%         0.71%
Return on equity
 (net income divided
 by average total
 equity on annualized
 basis)                          17.03%        9.28%        9.00%         8.19%

                                December 31,
                       ------------------------------
                           2006             2005
                       -------------    -------------
Book value per
 share outstanding     $       19.74    $       19.14

Nonperforming
 Assets:
Loans: Non-accrual     $       2,852    $       3,070
       Past due 90
        days or more             459              456
       Restructured              440              809
                       -------------    -------------
Total nonperforming
 loans                         3,751            4,335
Real estate owned,
 net                             416              266
Other repossessed
 assets, net                      20                5
                       -------------    -------------
Total Nonperforming
 Assets                $       4,187    $       4,606

Nonperforming assets
 divided by total
 assets                         0.46%            0.54%
Nonperforming loans
 divided by total
 loans                          0.54%            0.70%

Balance in Allowance
 for Loan Losses       $       6,598    $       6,753

SOURCE  Home Federal Bancorp
    -0-                             01/23/2007
    /CONTACT: John K. Keach, Jr., Chairman, Chief Executive Officer, +1-812-373-7816, or Mark T. Gorski, Executive Vice President and Chief Financial Officer, +1-812-373-7379, both of Home Federal Bancorp/
    /Web site:  http://www.homf.com /
    (HOMF)